Exhibit 10.3

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

CO-LOCATION MINING SERVICES AGREEMENT

This Mining Services Agreement (this “Agreement”) is made as of December 1, 2024 (the “Effective Date”), by and between Blockfusion USA, Inc. (“Service Provider”), a Delaware corporation, with an address at 447 Broadway 2nd Floor, #538, New York, NY 10013 and the customer identified below (“Customer”). Service Provider and Customer are each referred to as a “Party” and collectively as the “Parties.”

COVER PAGE

CUSTOMER DETAILS
Customer:	Gryphon Digital Mining, Inc.
Customer Address:	1180 N. Town Center Drive, Ste 100 Las Vegas, NV 89144
Customer Primary Contact:
Customer Phone Number:
Customer Email Address:

COMMERCIAL TERMS
Mining Equipment:	Twelve (12) MW of allocated load power as per Exhibits B and C.

Scheduled Start Date:	Commencing on December 1, 2024 and for a period of 12 months, automatically renewing for periods of one (1) month, unless terminated as provided in Section 13.

Facility Fee:

$13,000 per MW of allocated load power payable monthly in advance. For twelve (12) MW of allocated load power, this totals $156,000 per month.

The Facility Fee for the month of December 2024 will be adjusted as set forth in Section 5.1.1. The Facility Fee for November 2025 will be payable as set forth in Section 4.3.

The Facility Fee encompasses standard levels of maintenance of Mining Equipment, including fault diagnosis and software upgrades, and racking and unracking of faulty machines. Should additional repairs, including replacement of parts, racking and unracking of over 10% of the Customer’s Mining Equipment in a single incident, or manufacturer-related issues including faulty production batches or recurrent equipment failures, Service Provider shall notify and obtain written authorization from for any extra hours needed. The additional expenses incurred due to such extra hours will be billed to and paid by the Customer.

Optional Remote Monitoring Fee:	[***] per miner per month.
Deposit:	$50,000 per MW of allocated load power, or $600,000 in the aggregate, payable: ● $[***] on December 6, 2024 ● $[***] on January 1, 2025 ● $[***] on February 1, 2025
Power:

Variable rate, passed through to Customer without markup.

Customer must maintain a cash deposit or an irrevocable standby letter of credit with Blockfusion’s energy provider in the amount of $100,000 per MW, or $1,200,000 in the aggregate.

Set Up Fee:	$[***] per miner each time a new, not previously installed miner (as identified by its unique serial number) is added to the shelf. The Set Up Fee will not be payable for re-installing miners to the shelf if that unit (as identified by its unique serial number) had previously been installed.
Payable at Signing:	● $156,000 initial monthly Facility Fee ● $[***] Deposit Total: $356,000

WHEREAS, Customer wishes Service Provider to allocate to Customer the facilities, resources, and services that enable the Customer to obtain mining power specified on this Cover Page (the “Mining Power”).

WHEREAS, Service Provider wishes to allocate to Customer the facilities, resources and services to generate Mining Power, subject to the terms and conditions of this Agreement (the “Services”).

NOW, THEREFORE, in consideration of the mutual promises and covenants exchanged herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth in this Agreement, including this Cover Page and the Mining Services Standard Terms and Conditions (attached hereto as Exhibits A–C): (A) Mining Services Standard Terms and Conditions; (B) Mining Equipment Description; and (C) Scheduled Delivery of Mining Access Equipment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

BLOCKFUSION USA, INC.		GRYPHON DIGITAL MINING, INC.

By:	/s/ Alex Martini Lo Manto	By:	/s/ Steve Gutterman
Name:	Alex Martini Lo Manto	Name:	Steve Gutterman
Title:	CEO	Title:	CEO

EXHIBIT A

MINING SERVICES STANDARD TERMS AND CONDITIONS

This Exhibit A (the “Standard Terms”) is made part of, and is hereby incorporated by reference into, the Agreement between the Parties. All capitalized terms not defined in these Standard Terms shall have the meanings given to such terms in the Agreement.

1.	DEFINITIONS.

1.1.	[INTENTIONALLY OMITTED].

1.2.	“Deposit” means the Deposit set forth on the Cover Page.

1.3.	“Digital Asset” means any denomination of cryptocurrencies, virtual currencies or coins mined by Service Provider for or on behalf of Customer pursuant to this Agreement.

1.4.	“Downtime” means, for each calendar month, time that installed, non-defective Mining Equipment is not available to Mine in accordance with this Agreement, excluding periods of time in which the Mining Equipment is not available resulting from or relating to: (a) a Force Majeure Event (as defined below); (b) scheduled maintenance or emergency maintenance; provided that Service Provider shall provide Customer with reasonable advanced notice of any such maintenance; (c) downtime resulting from Customer’s breach of this Agreement; (d) faults or errors in the Mining Equipment not resulting from Service Provider’s breach of this Agreement; (e) curtailment decisions made by Customer; or (f) downtime related to any other forces beyond the reasonable control of Service Provider or its agents or subcontractors and not avoidable by reasonable due diligence.

1.5.	“Downtime Credit” has the meaning in Section 5.1.

1.6.	“Downtime Percentage” means, for each calendar month, the availability of the Mining Equipment for Mining in accordance with this Agreement as a percentage equal to (a) the total number of minutes of Downtime in such month, divided by (b) the total number of minutes in such calendar month.

1.7.	“Electricity Utility Costs” means the electricity used to Mine Digital Assets using the Mining Equipment. Electricity Utility Costs will be measured based on (i) hashrate connected to Customer’s pool verified against Service Provider’s mining software (the “Mining Equipment Draw”), provided that if is a variance greater than 5%, the lower estimate usage of power will prevail, plus (ii) actual power draw, i.e., electrical meters, in excess of the Mining Equipment Draw allocated equitably between the Customer’s Mining Equipment and other equipment powered via the same metered power source (“Excess Metered Power Draw Allocation”), provided that the Excess Metered Power Draw Allocation shall not exceed 3% of the Mining Equipment Draw. Customer is entitled, at any time during the Term of this Agreement and at Customer’s sole cost, to elect to have electrical meters installed solely for Customer’s Mining Equipment independent from metered power source of other equipment in the Facility.

1.8.	“Facility” means the Service Provider facility described in Exhibit C.

1.9.	“Facility Fee” means the Facility Fee set forth on the Cover Page.

1.10.	“Generated Digital Assets” means, for any Payout Period, the Digital Assets Mined by the Third-Party Mining Operator using the Mining Power minus the amount of Digital Assets retained by the Third-Party Mining Operator as a fee for providing its Mining services.

1.11.	“Intellectual Property” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.

1.12.	“Mining Equipment” means the servers and power supplies/cables provided by the Customer to produce the Mining Power set forth in Exhibit B.

1.13.	[INTENTIONALLY OMITTED].

1.14.	“Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.

1.15.	“Payout Period” means each day during the Term (as defined below) of this Agreement.

1.16.	“Remote Monitoring Fee” means the Optional Remote Monitoring Fee set forth on the Cover Page.

1.17.	“Remote Monitoring Services” means monitoring services provided by Service Provider to Customer, which shall include, without limitation, access to Foreman (or any successor software system) and daily maintenance and monitoring report.

1.18.	“Renewable Energy Credit” means any rights, credits, tokens, revenues, offsets, tax benefits or values, greenhouse gas rights or similar rights related to carbon credits or sustainable mining tokens, whether created from or through a governmental authority, other person, or private contract, now or in the future, associated with the generation of Digital Assets at the Facility, and including such rights to sell or trade any of the aforementioned domestically or internationally, and including the right to count or claim any applicable benefits under any law or regulation.

1.19.	“Set Up Fee” means the Set Up Fee set forth on the Cover Page, i.e., $[***] per miner each time a new, not previously installed miner (as identified by its unique serial number) is added to the shelf. The Set Up Fee will not be payable for re-installing miners to the shelf if that unit (as identified by its unique serial number) had previously been installed at the Facility.

1.20.	“Third-Party Mining Operator” means a third-party mining pool designated by the Customer and assigned the Mining Power to generate the Generated Digital Assets.

1.21.	“Uptime” means, for each calendar month, the availability of the Mining Equipment as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month.

2.	SERVICE PROVIDER OBLIGATIONS.

2.1.	Services. Subject to the terms and conditions of this Agreement (including Customer’s payment obligations), Service Provider shall use commercially reasonable efforts to:

2.1.1.	Provide physical security and safety of the Facility and the Mining Equipment.

2.1.2.	Maintain access to the power supply, Internet connection and infrastructure of the Facility for the normal operation of the Mining Equipment.

2.1.3.	On or promptly following the Scheduled Start Date (as set forth on the Cover Page) the Service Provider shall configure the Mining Equipment strictly in accordance with Customer’s prior written authorization, including connection to Customer’s mining pools, connection directly to Customer’s designated wallet(s), setup of the miner’s number and update of the version of the firmware. Service Provider shall not configure the Mining Equipment without prior written authorization from Customer; provided, however, that if Service Provider fails to provide an Uptime of 97% or better, the Facility Fee shall be reduced as described in Section 5.

2.1.4.	As soon as practicable, and in any event within five (5) days following the Scheduled Start Date, Service Provider will provide all necessary access to Customer to remotely monitor the metrics of the Mining Equipment as reasonably requested by Customer.

2.1.5.	Throughout the Term, subject to Section 3, Service Provider shall be responsible for the management and maintenance of the Mining Equipment. Service Provider’s responsibilities will include (i) ongoing monitoring of performance metrics in an effort to maximize miner performance; (ii) Facility security; (iii) overall Facility maintenance; (iv) power and infrastructure maintenance; (v) Facility safety protocols; (vi) power procurement and billing; (vii) heat management; (viii) payment and management of employees and contractors performing services related to this Agreement; and (ix) all other such services as required for the Mining Equipment to achieve the operation requirements in Section 2.1. All such maintenance shall be performed in a diligent, competent and workmanlike manner.

2.2.	Repairs. Service Provider, with the consent of Customer and at Customer’s expense in respect of out-of-pocket and third-party expenses, the occurrence of which shall be subject to prior consent of Customer, shall address and facilitate repairs to Mining Equipment, payable within thirty (30) days by Customer upon receipt of evidence of such expenses paid by Service Provider. For significant third-party repair expenses, Service Provider reserves the right to request that Customer either advance funds for the expenses or pay the third party directly. In addition, Customer and/or its designated personnel is permitted access to the Facility in accordance with Section 7.1 to address and facilitate any repairs to the Mining Equipment. Customers is entitled to, at its own discretion, elects to have the Mining Equipment repaired at locations other than the Facility, and in such case, Customer is entitled to require the Service Provider and Service Provider shall, as required by Customer and at Customer’s sole cost and expense, ship the Mining Equipment in need of repair to address(es) designated by Customer.

2.3.	Use of Third Parties. Customer agrees that Service Provider may use its affiliates and any third-party contractors, vendors and/or service providers to provide the Services (in whole or in part), provided that, Service Provider shall make reasonable efforts in conducting due diligence of such third-party contractors, vendors and/or service providers and shall not be relieved of responsibility hereunder.

2.4.	Licenses and Permits. Service Provider shall be responsible for obtaining any licenses, permits, consents, or approvals from any federal, state or local government, which may be necessary to own and operate the Facility.

3.	CUSTOMER OBLIGATIONS.

3.1.	Delivery and Setup. Customer shall (a) deliver substantially all Mining Equipment five (5) business days following the Effective Date or according to the Delivery Schedule set forth on Exhibit C; (b) on or before delivery of the Mining Equipment (and before any future installation of Mining Equipment), pay the Set Up Fee and fulfill Customer’s obligations under Sections 4.1, 4.2, 4.3 and 5 below; and (c) provide Service Provider with view-only access to its mining pool along with the ability to connect Service Provider’s remote monitoring software via the Third Party Mining Operator’s API for the purposes of performing the Services. For the avoidance of doubt, and subject to the terms of Section 6, all Mining Equipment shall remain the sole property of Customer.

3.2.	Compliance with Laws. Customer’s use of the Facility and the Mining Equipment must at all times conform to all applicable laws, including the laws of the United States of America, the laws of the states in which Customer is doing business, and the laws of the state where the Facility is located.

3.3.	Mining Equipment. Customer shall ensure that substantially all Mining Equipment delivered by it to Service Provider is rated at 96 terahash or above, is in good working order and suitable for use in the Facility. It is understood that Customer is responsible for any costs associated with repair of Mining Equipment received in non-working order including labor and parts. Service Provider is not responsible in any way for installation delays or loss of profits as a result of Mining Equipment Service Provider deems not to be in good working order.

3.4.	Modification and/or Overclocking of Mining Equipment. Customer may at any time, without obligation to notify Service Provider, modify, instruct Service Provider to alter or adjust the power consumption of the Mining Equipment, provided that such modifications, alterations, or adjustments are within the range of standard or factory specifications of the Mining Equipment (the “Nominal Power of the Mining Equipment”). For any modifications, alterations, or adjustments that may result in overclocking (i.e., Mining Equipment operating at any level beyond Nominal Power of the Mining Equipment), Customer shall notify and obtain prior written approval from Service Provider before making such modifications, alternations, or firmware adjustments; and Service Provider will respond with its decision within five (5) Business Days.

3.5.	Responsibility for Mining Decisions. Customer is undertaking cryptocurrency mining for Customer’s benefit and at Customer’s own risk. Customer is solely responsible for deciding when to mine and when to curtail mining operations. Service Provider will provide recommendations to Customer as to curtail, provided that Service Provider accepts no liability whatsoever for the consequences of curtailment decision by Customer, and all decisions, regardless of Service Provider’s recommendations, shall be solely the responsibility of Customer.

4.	ALLOCATION OF COSTS.

4.1.	Customer is solely responsible for all Electricity Utility Costs associated with Generated Digital Assets for each Payout Period and Service Provider shall invoice Customer, and Customer shall pay the Electricity Utility Costs for each month (each an “Invoice”), which invoice shall be due five (5) business days after invoicing. Invoices (other than the initial Invoice) shall include a copy of the power and other applicable invoices that Service Provider received, reflecting the actual costs paid by Service Provider and any detail breaking down Customer’s allocation of such power costs. If there is any dispute with regard to the invoiced amount, Customer may raise the dispute to Service Provider, and the Parties shall work in good faith to resolve such disputes within five (5) calendar days after Customer raises such objections and if they are unable to do so, the matter will become a Dispute under Section 17.1. Any adjustment of the invoiced amount for any given month shall be applied to the invoiced amount for the upcoming month.

4.2.	Customer must, (i) prior January 27, 2025 and thereafter at all times at all times during the Term, maintain an irrevocable standby letter of credit with Blockfusion’s energy provider (currently EnergyMark, LLC) (the “Provider”) or (ii) prior to January 31, 2025 maintain a cash deposit and thereafter at all times at all times during the Term, in each case directly with the Provider, in form and substance satisfactory to the Provider, initially in the amount of $1,200,000.

4.3.	Customer shall at all times during the Term maintain a deposit with Service Provider in an amount equal to $50,000 per MW of allocated load power (the “Deposit”) as set forth on the cover page, which Service Provider may apply to the payment of Invoices (except to the extend any such invoice is the subject of a Dispute) that remain unpaid past their respective due dates, and Customer shall immediately thereafter replenish the Deposit in full. Notwithstanding the forgoing, Service Provider will on November 1, 2025 apply any available Deposit to payment of the Facility Fee for the month of November 2025, and the balance of the Deposit will be returned as set forth in Section 13.4.

4.4.	For the avoidance of doubt, any and all Renewable Energy Credits generated shall be the sole property of Service Provider, provided that Service Provider shall permit and assist Customer to certify (and request that applicable third parties certify where possible) that Generated Digital Assets were mined using clean energy.

5.	FACILITY FEE.

5.1.	Customer will pay the Facility Fee monthly in advance, with the first monthly payment due and payable in full on the Effective Date, and thereafter within five (5) business days after Customer receives the invoice from the Service Provider.

5.1.1.	The Facility Fee for the month of December 2024 will be adjusted to reflect the deployment of Customer’s Mining Equipment at the Facility as follows, with the adjustment to be applied as a credit to the Facility Fee for January 2025:

December Facility Fee = $156,000 * Average Deployed Unit Factor.

“Average Deployed Unit Factor” means the average of the Deployed Unit Factor as of the end of each day of December 2024.

“Deployed Unit Factor” means a fraction, the numerator of which is the number of units of Customer’s Mining Equipment installed at the Facility and the denominator of which is the total number of units of Customer’s Mining Equipment set forth in Exhibit B.

5.1.2.	The Facility Fee shall be reduced by Downtime Credit for any applicable period. The Downtime Credit shall be calculated in accordance with the formula set forth below:

Downtime Credit = (Downtime Percentage – 3%) * Facility Fee

5.2.	Should the Customer elect to have Service Provider provide Remote Monitoring Services, Customer will pay the Remote Monitoring Fee monthly in advance, with the first monthly payment due and payable in full on the Effective Date, and thereafter within five (5) business days after invoicing.

6.	Payments.

6.1.	Late Payments. If Customer does not make any payment due hereunder within two (2) business days after the due date, Customer’s account will be considered delinquent after written notice and a cure period of ten (10) business days. Upon delinquency of the account, Service Provider may suspend the Services at any time. Customer is responsible for all charges Service Provider incurs because of Customer’s delinquency, including collection charges and attorneys’ fees. Delinquent payments are subject to default fees equal to the lesser of 1.5% per month and the maximum amount allowed by law.

6.2.	Suspending the Services. During any period of suspension under Section 6.1, Service Provider may allow Mining Equipment to continue operating, in which case any Digital Assets mined becomes the property of Service Provider solely to the extent necessary to offset amounts owed and due Service Provider. Any excess Generated Digital Assets mined during the period of suspension will be remitted to Customer. Customer acknowledges that the retention said cryptocurrency is not a penalty but is in the nature of liquidated damages. For the avoidance of doubt, all Mining Equipment shall remain the sole property of Customer.

6.3.	Attorneys’ Fees. Reasonable, out of pocket legal costs associated with indemnification will be billed to Customer, and Customer will remain responsible for all such legal costs, and any reasonable costs associated with collection.

7.	ACCESS.

7.1.	Access to Facility. Customer shall have supervised access to the Facility at any reasonable times during the Term of this Agreement, provided that (i) Customer gives twenty-four (24) hour notice in advance; (ii) Customer provides the names, phone numbers, and expected times of arrival and departure of Customer personnel to Service Provider; and (iii) Service Provider personnel are present at all times. Customer shall have access to view the camera footage of the Facility pertinent to the Mining Equipment at any time during the Term of this Agreement.

7.2.	Hazardous Conditions. If, in the discretion of Service Provider, its employees or agents, any hazardous conditions arise on, from, or affecting the Facility, Customer agrees and acknowledges that Service Provider is hereby authorized to suspend service under this Agreement without any liability, in such case, the Service Provider shall (i) give notice to Customer for suspension of Services at its earliest time of convenience; and (ii) provide reasonable evidence of the hazardous conditions; and (iii) make all reasonable efforts to resume Services as soon as practicable.

7.3.	Intermittent Outages. Customer acknowledges that Service Provider participates in various Demand Response / Load Resource Participation Program (“LRP Program”) at its Facilities, and that the LRP Program is designed to maintain the integrity of the local grid system and allows for cost savings that are passed on to Service Provider. Accordingly, the LRP Program provides the local grid operator with the capability to shut off the power load serving Service Provider customers in response to emergency load situations. Such occurrences shall be deemed to constitute Force Majeure events pursuant to Section 14. Customer agrees that the economic terms of this Agreement reflect Service Provider’s participation in the LRP Program Service Provider shall have no liability to Customer for any actions or omissions due to or resulting from its participation in the LRP Program.

8.	REMOVAL AND RELOCATION OF MINING EQUIPMENT.

8.1.	Interference. If at any time the Mining Equipment causes material and unreasonable interference to existing Service Provider customers or their equipment, Service Provider may remove or relocate the Mining Equipment at Service Provider’s sole expense. If such relocation fails to cure such interference, Service Provider may terminate this Agreement without payment, liability, or further obligation to Customer under this Agreement.

8.2.	Relocation to Building. In the event that Mining Equipment is deployed at the Facility in a mobile data center or “container” unit (each a “Container”) and subsequently during the Term sufficient capacity to house all Mining Equipment deployed in such Container becomes available inside the main buildings (the “Indoor Pod”), Customer may elect to relocate such Mining Equipment to the Indoor Pod and Service Provider shall bear the reasonable costs of such relocation.

8.3.	Emergency Relocation. In the event of an emergency (meaning a serious, unexpected and/or dangerous situation requiring immediate action) giving rise to material risk to the Facility, equipment or personnel located at the Facility, as determined in Service Provider’s reasonable discretion, Service Provider may rearrange, remove, or relocate the Mining Equipment without any liability to Customer. Notwithstanding the foregoing, in the case of emergency, Service Provider shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Mining Equipment.

8.4.	Equipment Removal. Customer shall not be entitled to remove any Mining Equipment from the Facility other than pursuant to a valid termination of this Agreement, at which time Customer may request that Service Provider remove and deliver Mining Equipment to Customer, at Customer’s sole cost upon not less than ten (10) business days’ notice; provided that Customer shall be liable for outstanding fees and for any liability arising in connection with the termination of this Agreement. Customer’s written notification shall request a date by Customer wishes for the Mining Equipment to be packaged and shipped from the Facility. Before packaging and shipping the Mining Equipment, Service Provider will verify that Customer has no payments due, including, but not limited to any obligations relating to the termination of this Agreement, and that Customer has paid the costs of packaging, shipping and insuring such Mining Equipment from Service Provider’s Facility. If Customer uses an agent or other third party to remove the Mining Equipment, which it may only do with Service Provider’s express written consent, Customer shall be solely responsible for the acts of such party, and any injury, including death, and damages to the Mining Equipment, the Facility (or other site of relocation), or otherwise, caused by such party, whether directly or indirectly.

8.5.	For any removal and/or relocation of Mining Equipment pursuant to this Article 8, Service Provider shall, to the extent practicable, employ the “hot swapping” equipment as specified in Article 9.2 or others mechanisms that minimizes the interruption to mining activities.

9.	TECHNOLOGY UPGRADES.

9.1.	Software and Firmware. The parties shall mutually agree in good faith whether to update or upgrade the software or firmware of Mining Equipment, including to replace the existing software or firmware of the Mining Equipment. Service Provider shall use commercially reasonable efforts to maintain the Mining Equipment provided by Customer.

9.2.	Mining Equipment Upgrades. Customer shall have the right on up to two (2) occasions during the Term to, at Customer’s sole cost and expense, replace some or all of the Mining Equipment at the Facility with newer generation equipment. Customer shall provide Service Provider reasonable written notice of the proposed equipment upgrade, which notice shall include a new Exhibit B and Exhibit C hereto reflecting the revised set of Mining Equipment to be hosted at the Facility. Service Provider will, at Customer’s cost, arrange for the deinstallation of old Mining Equipment and installation of the new Mining Equipment in a manner that to the extent practicable minimizes the interruption to mining activities (e.g., “hot swapping” equipment in real time). Uninstalled Mining Equipment will be made available to Customer in accordance with Section 8.3 above.

10.	DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

10.1.	Disclaimers. the services and facility provided by Service Provider are provided “as is.” Service Provider does not provide mechanical cooling or backup power and the facility is subject to swings in local temperature, wind, humidity, etc. internet access is not redundant or protected and is not guaranteed at all times.

10.2.	Limitation of Liability.

10.2.1.	Damages. In no event shall either party be liable to the other party or any other person, firm, or entity in any respect, for any indirect, consequential, special, incidental or punitive damages, including loss of profits or revenue of any kind or nature whatsoever, loss of data, arising out of mistakes, negligence, accidents, errors, omissions, interruptions, or defects in transmission, or delays, including, but not limited to, those which may be caused by regulatory or judicial authorities or other circumstances not attributable to either party arising out of or relating to this agreement or the obligations of such party pursuant to this agreement.

10.2.2.	Limitations on Liability. In no event shall Service Provider be liable to customer or any other person, firm, or entity in any respect, for any indirect, consequential, special, incidental or punitive damages including, but not limited to, damages for harm to business, lost revenues, lost sales, lost savings, lost profits or revenue (anticipated or actual), loss of use, loss of data, or downtime), arising out of mistakes, accidents, errors, omissions, interruptions, or defects in transmission, or delays, including, but not limited to, those which may be caused by regulatory or judicial authorities arising out of or relating to this agreement or the obligations of such party pursuant to this agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, or any other legal or equitable theory, even if Service Provider has been advised that any such damages or losses are possible. Under no circumstances shall Service Provider’s aggregate liability under this agreement, whether under contract law, tort law, warranty, or otherwise, exceed the monthly fees actually received by Service Provider from customer in the six (6) months prior to the date of the action giving rise to the claim. notwithstanding anything to the contrary herein, customer understands and acknowledges that, in some situations, equipment functionality may be unavailable due to factors outside of Service Provider’s control. This includes, but is not limited to network failures, pool operator failures, denial of service attacks, currency network outages, hacking or malicious attacks on the crypto networks or exchanges, power outages, or acts of god. Service Provider shall have no obligation, responsibility, and/or liability for the following: (a) any interruption or defects in equipment functionality caused by factors outside of Service Provider’s negligence or willful misconduct; (b) any internet failure or outage; (c) damages resulting from any actions or inactions of customer or any third party not under Service Provider’s control; or (d) damages resulting from equipment or any third-party equipment.

10.2.3.	Exclusions. The exclusions and limitations in Section 10.2.1 and Section 10.2.2 shall not apply to:

10.2.3.1.	a Party’s indemnification obligations under Section 12 (Indemnification);

10.2.3.2.	damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct, or intentional acts; or

10.2.3.3.	damages or liabilities to the extent covered by a Party’s insurance.

10.2.4.	Causes of Action. Unless applicable law requires a longer period, any action against Service Provider in connection with this Agreement must be commenced within one year after the Customer was made aware of the circumstances given rise to the cause of the action.

11.	RISK

11.1.	Digital Asset Prices. Customer understands that Service Provider is not liable for price fluctuations in any Digital Asset.

11.2.	Acknowledgements. By entering into this Agreement Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any Digital Asset underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any Digital Asset.

11.3.	No Guarantee. Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of Digital Assets.

11.4.	Service Provider Not Liable. Customer acknowledges that Service Provider shall have no responsibility or liability for: (a) Force Majeure; (b) any error by any Customer; (c) any error by any Third Party Mining Provider; (d) the insolvency of, or acts or omissions by, a Digital Asset trading platform or market or the issuer of any Digital Asset; (e) any error, or any loss, destruction, corruption or other inability to use or transfer any Digital Asset caused by the applicable blockchain or any other technology used to implement or operate any Digital Asset, or other circumstances beyond the reasonable control of Service Provider; (f) any delay or failure of any Digital Asset issuer, the developer or operator of any technology used to implement or operate any Digital Asset, or any broker, agent, intermediary, bank or other commercially prevalent Digital Asset payment or clearing system to provide any information or services required in order to enable Service Provider’s performance hereunder; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular Digital Asset; (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction, and (i) any other matters for which Service Provider is not responsible under this Agreement.

11.5.	Insurance.

11.5.1.	Customer Insurance. It is understood that Service Provider is not an insurer and Customer’s Mining Equipment is not covered by any insurance policy held by Service Provider. In addition to any other type of insurance and related policy limits which are required by law, or customarily obtained by companies like Customer, or other companies in its industry, Customer is responsible for obtaining insurance coverage for the Mining Equipment for up to the full replacement cost of such Mining Equipment. Customer shall provide summary and/or copies of property insurance policies that it procured for the Mining Equipment issued by its insurance carrier or broker and provide required endorsements to Service Provider upon request.

11.5.2.	Service Provider Insurance. Service Provider agrees to maintain in force and effect during the Term of this Agreement one or more policies of general liability insurance, with a combined single-limit coverage of not less than $2 million and aggregate umbrella coverage of not less than an additional $5 million. Service Provider shall provide summary and/or copies of insurance policies it procured for the Facility and personnel upon request.

12.	INDEMNIFICATION.

12.1.	Indemnity by Customer. Customer will indemnify, hold harmless, and defend Service Provider, its subsidiaries, and their respective employees, agents, directors, owners, executives, representatives, and subcontractors from any liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses arising from or relating to: (A) Customer’s, or its representatives’, actual or alleged breach of this Agreement or applicable law; (B) the Mining Equipment or Customer’s use of the Mining Equipment; (C) Customer’s entering into this Agreement; and (D) any injuries, including but not limited to death, or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees.

12.2.	Indemnity by Service Provider. Service Provider will indemnify, hold harmless, and defend Customer, its subsidiaries, and their respective employees, agents, directors, owners, executives, representatives, and subcontractors from any liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses arising from or relating to: (A) Service Provider’s, or its representatives’, actual or alleged breach of this Agreement or applicable law; (B) Service Provider’s entering into this Agreement; (C) any injuries, including but not limited to death, or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Service Provider, its agents, representatives, employees, contractors and their employees and subcontractors and their employees.

12.3.	Limitation on Indemnity. Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses are covered by the insurance policies required under Section 11.5 or the extent that such claim is the result of a Force Majeure Event.

13.	TERM AND TERMINATION.

13.1.	Term. This Agreement shall commence on the Effective Date and will remain in effect for the term set forth on the Cover Page unless terminated in accordance with the terms set forth in this Agreement (the “Term”). This Agreement shall automatically renew for additional one-month terms unless a Party gives the other Party written notice of an intent not to renew the Agreement no later than thirty (30) days’ advance written notice that the Party does not intend to renew the Agreement.

13.2.	Termination in Bankruptcy, etc. This Agreement will be terminated if the Parties mutually agree to writing to terminate the Agreement. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event (i) such other Party (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; or (h) has any significant portion of its assets attached or (ii) either Party undergoes a change of control.

13.3.	Breach and Cure. Either Party may terminate this Agreement upon written notice to the other Party if such other Party breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given written notice thereof.

13.4.	Effect of Termination. Except as provided in Section 17.14, following the expiration or termination of this Agreement, all Customer’s rights under this Agreement shall terminate and provided no amounts remain payable by Customer to Service Provider or its affiliates (where applicable, after the application of the Deposit to the payment of the Facility Fee for November 2025 as set forth in Section 4.3) (i) Customer shall be entitled to the immediate physical possession of all Mining Equipment and (ii) Service Provider shall return to Customer any remaining Deposit (A) in the case of a termination pursuant to Section 14.3.1, immediately and (B) otherwise, within 90 days.

14.	FORCE MAJEURE.

14.1.	Force Majeure Event. Notwithstanding anything to the contrary in this Agreement, and subject to the terms in this Section, either Party shall not be responsible for any failure to perform and will not be liable to the other Party for any damages to such Party, as a result of any Force Majeure Event. “Force Majeure Event” means any event that is beyond the Parties’ reasonable control, including, but not limited to, (a) acts of war; (b) issues with technology suppliers to the extent not attributable to either Party, (c) issues with import/export restrictions, (d) unforeseeable lack of electricity supplies, blackouts, brownouts or power shortages; (e) Internet outages to the extent due to reasons not attributable to either Party; (f) any government action, order, law, regulation, moratorium or action that renders or purports to render the provision of the Services unlawful or that is so onerous it renders provision of the Services not commercially practicable; (g) fire, flood, earthquake, explosion or other natural disaster; or (h) disease, epidemic or pandemic (where an epidemic or pandemic has been declared at Service Provider’s hosting site(s) by the Center for Disease Control or the World Health Organization), where such disease, epidemic, or pandemic causes a government- mandated shutdown of Service Provider or the hosting site(s) hosting the Mining Equipment.

14.2.	Service Provider Actions. Service Provider’s limitation on responsibility due to a Force Majeure Event in Section 14.1 applies only if: (a) Service Provider takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Service Provider provides Customer with prompt and precise notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Service Provider’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event.

14.3.	Effect of Force Majeure Event. In the event the Facility cannot be used by Customer to Mine cryptocurrencies due to a Force Majeure Event then the Facility Fee shall be abated during the shutdown. If such shutdown:

14.3.1.	Occurs during the first 90 days of the Term, then Customer shall be entitled to immediately terminate this Agreement. Service Provider shall bear the reasonable costs of unracking and packing the Mining Equipment ready for shipment.

14.3.2.	Persists for 30 consecutive days, either Party shall be entitled to immediately terminate this Agreement.

15.	COMMUNICATIONS & NOTICES.

15.1.	Addresses for Notices. All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party on the Cover Page.

15.2.	Method. Notices shall be deemed effective: (a) when delivered by hand; (b) one day after posting with a recognized express delivery service specifying priority overnight delivery with written verification of receipt (in the case of internal domestic U.S. deliveries); (c) five (5) days after posting with a recognized international express delivery service specifying priority international delivery with written verification of receipt (in the case of international deliveries); or (d) when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this Section.

16.	REPRESENTATIONS AND WARRANTIES.

16.1.	Each Party. Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full, right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party.

16.2.	Service Provider. Service Provider represents, warrants and covenants to Customer that Service Provider is, through its wholly-owned subsidiary North East Data, LLC, the sole owner of the Facility and that as of the date hereof Service Provider is not aware of any actual or potential third-party claim to the contrary.

16.3.	Customer. Customer represents, warrants and covenants that as between Service Provider and Customer, Customer will be the beneficial owner of the Digital Assets and there will be no third-party beneficiaries to the Agreement.

17.	GENERAL PROVISIONS.

17.1.	Disputes.

17.1.1.	The parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of Sections 17.1 through 17.3. The procedures set forth in Sections 17.1 through 17.3 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and Sections 17.1 through 17.3 are express conditions precedent to litigation of the Dispute

17.1.2.	A party shall send written notice to the other party of any Dispute (“Dispute Notice”). The parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than three (3) negotiation sessions attended by senior executives of Service Provider and Customer. In the event that such Dispute is not resolved on an informal basis within 10 Business Days after one party delivers the Dispute Notice to the other party, whether the negotiation sessions take place or not, either party may, by written notice to the other party (“Escalation to Executive Notice”), refer such Dispute to the chief executives of each party (the “Executives”).

17.1.3.	If the Executives cannot resolve any Dispute during the time period ending 10 Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either party may initiate mediation under Section 17.2.

17.2.	Mediation.

17.2.1.	Subject to Section 17.1, the parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediation service, and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties.

17.2.2.	The parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

17.3.	Arbitration as a Final Resort. If the parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, within 20 Business Days after the Escalation to Mediation Date, either party may pursue arbitration in accordance with the provisions of Section 17.5.

17.4.	Governing Laws. This Agreement will be construed in accordance with the laws of the State of Delaware as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

17.5.	Arbitration. Subject to Sections 17.1, 17.2 and 17.3, the Parties hereto agree that any Dispute or controversy arising out of, relating to, or in connection with this Agreement shall be arbitrated pursuant to the American Arbitration Association (the “AAA”) and shall be finally and conclusively determined by the decision of a board of arbitration consisting of one (1) member selected according to the rules governing the AAA. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The language of the arbitration shall be in English.

17.6.	Assignment. Except as expressly provided herein, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that a Party may make such an assignment without the other Party’s consent (i) to an affiliate, provided that such affiliate agrees in writing to be bound by the terms and conditions of this Agreement; (ii) in conjunction with a change of control of such Party; or (iii) in conjunction with the sale of a Party, or all or substantially all assets of such Party related to the subject matter of this Agreement, to, or the merger of a Party with, any third party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.6 shall be null and void and of no legal effect.

17.7.	Entire Agreement; Amendment. This Agreement, including any updates or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).

17.8.	Confidentiality. The terms and conditions of this Agreement, the Services, the Electricity Utility Costs and the Facility Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers, investors, lenders, lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. consistent with the terms of this Agreement. Notwithstanding the foregoing, the either Party may disclose confidential information as required by law or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information.

17.9.	Non-solicitation. From the Scheduled Start Date and for nine months thereafter, each Party agrees not to solicit the employees, contractors, or other affiliates of the other Party.

17.10.	Independent Contractors. Service Provider and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.

17.11.	Compliance with Laws. Service Provider shall use commercially reasonable efforts to remain in compliance with such laws (to the extent that it already is), or work towards compliance with such law (to the extent that it is not, whether due to changing laws or otherwise). Customer understands and agrees that Service Provider shall not be in violation of this Agreement, and shall have no liability, to the extent it uses, or has used commercially reasonable efforts to comply with applicable law.

17.12.	Intellectual Property. Nothing in this Agreement shall be deemed to grant to either party any rights or licenses, by implication, estoppel or otherwise, to any of the other party’s Intellectual Property. Neither party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other party’s Intellectual Property.

17.13.	Trademarks. Each party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other party in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first party, which may be withheld by the first party in its sole and absolute discretion.

17.14.	No Exclusivity. This Agreement in no way establishes any exclusive arrangement between Customer and Service Provider. Each party acknowledges and agrees that the other party will be free to enter into agreements and other arrangements with any third parties, at any time, regarding any products or services.

17.15.	Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent they chose not to or to limit such, they hereby waive any later complaint that they lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.

17.16.	Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

17.17.	Taxes. The Electricity Utility Costs and fees set forth herein do not include any tariffs, import or export duties, however designated, levied against the delivery or use of the components and products provided under the Agreement. Customer shall pay, or reimburse Service Provider for, all such taxes; provided, however, that Customer shall not be liable for any taxes based on Service Providers’ net income.

17.18.	Survival. The provisions contained in Sections 1, 5, 6, 10, 11, 12, 13.4 and 17 shall survive the termination or expiration of this Agreement.

EXHIBIT B

MINING EQUIPMENT DESCRIPTION

This Exhibit B (the “Mining Equipment”) is the list of equipment being provided by Customer to Service Provider for the delivery of Mining Power and will be updated as each delivery schedule is finalized. The descriptions of equipment below are understood to be the manufacturers specifications. The costs in electricity and maintenance will be based upon the performance of such equipment within the Service Provider’s facility and will not be limited by the manufacturers stated specifications.

Customer is solely responsible for providing all Mining Equipment necessary to operate within the Service Provider’s facility, including the Mining Equipment hashboards, controller board, case assembly, fan, and power unit.

Customer is solely responsible for the shipping of Mining Equipment to and from Service Provider facility provided below.

Model		Manufacturer
Model #
Hashrate		Wattage
Number of Units	3,780	Declared Value[1]

[1]	Per Customer’s insurance policies.

EXHIBIT C

SCHEDULED DELIVERY OF MINING EQUIPMENT

This Exhibit C (the “Delivery Schedule”) is the schedule of expected delivery dates for the arrival of mining equipment provided by Customer to Service Provider at the facility provided below.

Upon arrival, and subject to Service Providers reasonable satisfaction as to the functionality and completeness of the Mining Equipment, Service Provider will install equipment at a rate of three hundred (300) pieces per day, starting no later than within two (2) days of arrival. If Mining Equipment does not arrive within five (5) days of expected delivery, Customer will be required to provide an amended Delivery Schedule. If Mining Equipment does not arrive with thirty (30) days of the ORIGINAL MINING SCHEDULE, Service Provider may choose to cancel or terminate the acceptance of this Mining Equipment and amend this agreement to reduce the number of Mining Equipment provided above.

Service Provider shall not be responsible for the shipping fees to or from the facility. Service Provider is not responsible for any customs, duties, or other taxes or levies on the equipment.

Service Provider shall not be responsible for any additional equipment provided beyond the Mining Equipment detailed above and will alert Customer within fifteen (15) days of any delivery to any differences of the provided Mining Equipment.

SERVICE PROVIDER FACILITY
Facility Name:	Blockfusion Niagara Falls
Facility Address:	5380 Frontier Avenue, Niagara Falls, New York 14304
Facility Primary Contact:
Facility Phone Number:
Primary Contact Email Address:

Date of Expected Delivery	Model	Number of Units	Shipment Provider	Origination	Declared Value